Exhibit 10.4

Notification of Award of Opportunity to Participate in the Deposit Share Program of

Ball Corporation

Pursuant to Ball Corporation’s 2005 Stock and Cash Incentive Plan

Ball Corporation (the “Corporation”) has awarded you the opportunity to receive Restricted Shares of Ball Corporation Common Stock under its Deposit Share Program (the “Program”) as a match for newly acquired shares purchased by you in the open market or retained by you through the exercise of stock options. The Ball Common Stock that you acquire will be designated “Newly Acquired Shares.” The Corporation will match each Newly Acquired Share with one Restricted Share. The Restricted Shares granted will be pursuant to the 2005 Stock and Cash Incentive Plan (the “Plan”). The details of the Deposit Share Award and the matching Restricted Shares are as follows:

Participant:	[ ]
Award Date:	April 27, 2005
Number of Deposit Shares	[ ]
Acquisition Period	April 27, 2005 to May 31, 2006 This is the time period during which you must acquire the Newly Acquired Shares in order to receive matching Restricted Shares.
Restricted Shares Grant Date

The date of grant of the matching Restricted Shares is dependent on your acquisition of the Newly Acquired Shares.

To receive the matching grant you must submit a Request for Grant under the Deposit Share Program form by the 5th day of a month during the acquisition period along with the proof of purchase of the Newly Acquired Shares. The Corporation will match the Newly Acquired Shares with Restricted Shares on the 15th day of that month.

Minimum Number for Matching Newly Acquired Shares:	The minimum number of Newly Acquired Shares that will be matched with Restricted Shares at one time is 500, except in the case where a lesser number is required to complete the award.
Restricted Shares Lapse Schedule:

Restrictions on the Restricted Shares will cliff lapse after four years from the Restricted Shares Grant Date.

The lapsing of restrictions may be accelerated by meeting your stock ownership guideline. If you meet your guideline, the lapse schedule will be as follows:

•      30% of the restrictions will lapse in the 2nd year on either March 31, June 30, September 30 or December 31, the quarter immediately following the anniversary of the Restricted Share Grant Date

•      30% of the restrictions will lapse in the 3rd year on either March 31, June 30, September 30 or December 31, the quarter immediately following the anniversary of the Restricted Share Grant Date.

•      40% of the restrictions will lapse in the 4th year on either March 31, June 30, September 30 or December 31, the quarter immediately following the anniversary of the Restricted Share Grant Date.

Newly Acquired Shares Holding Requirement:

You are required to hold your Newly Acquired Shares until restrictions on the Restricted Shares lapse. In the event you sell your Newly Acquired Shares prior to the lapse of restrictions, an equal number of Restricted Shares will be forfeited.

Effect of Termination of Employment on matching Restricted Shares:
• Resignation/Termination (age 54 and below):	Upon termination for any reason other than retirement, death or disability, the outstanding restricted shares will be forfeited.
• Retirement:

Upon retirement, the outstanding restricted shares will be prorated based on the calculation defined under the Deposit Share Program and the restrictions will immediately lapse. The unrestricted shares will then be issued to you.

• Death:

In the event of your death, the restrictions on the outstanding restricted shares will immediately lapse and the unrestricted shares will be issued to the person or person defined as your beneficiary(ies).

• Disability:	In the event of your disability, as defined in the Plan, the restrictions on the outstanding restricted shares will immediately lapse and the unrestricted shares will be issued to you.
Nontransferability:	Your Restricted Shares may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by beneficiary designation, will or by laws of descent or distribution.
Rights as a Shareholder:

Regarding your outstanding Restricted Shares, you shall have the rights equivalent to those of a shareholder. You will receive quarterly an amount equal to the quarterly dividends and you will be able to vote the shares at the annual meeting of shareholders.

Withholding Tax Requirements:

Upon each lapse of restrictions, you will be notified either in written or electronic form of your withholding tax obligation associated with the lapse. You are required to remit payment of the taxes to the Corporation. Acceptable methods of payment of the tax obligation are:

• Check, wire transfer, or other acceptable negotiable instrument payable to Ball Corporation.

•     Share retention by which the Corporation retains the number of shares having a fair market value based on the closing price on the date restrictions lapse that equates to the amount of the tax obligation. Any fraction of a share will not be utilized in this payment; therefore a small balance may remain, which shall be paid by you in the form of a check, wire transfer, or other acceptable negotiable instrument.

• Deliver to the Corporation the number of shares having a fair market value based on the closing price on the date restrictions lapse equal to the amount of the tax obligation.
Deferral Opportunity:

The award may be deferred into the Ball Corporation 2000 Deferred Compensation Company Stock Plan, or its successor, at the time of each scheduled lapse. The election to defer any scheduled lapse must be completed by a date specified by the Corporation that must be prior to the Restricted Shares Grant Date.

The Program, Plan and Prospectus set forth all terms and conditions which control the Restricted Share granted as a match for the Newly Acquired Shares. To the extent any provision of this Notification conflicts with the express terms of the Program and/or Plan, it is hereby stated that the terms of the Program and Plan shall control and, if necessary, the provisions of this Notification shall be deemed amended so as to carry out the purpose and intent of the Program and Plan.